Exhibit 99.3

BOISE INC.
Nonqualified Stock Option Award Agreement
This Nonqualified Stock Option Award (the “Award”) is made as of March 15, 2012 (the “Award Date”), by and between Boise Inc. (“Boise”) and the individual named above (“you”) pursuant to the Boise Inc. Incentive and Performance Plan (the “Plan”) and the following terms and conditions of this agreement (the “Agreement”):

1.
Terms and Conditions; Definitions. This Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.
Award. You are awarded a Nonqualified Stock Option (the “Option”) to purchase the number of shares of Stock set out above at a price of $[_____] per share (the “Exercise Price”), subject to the terms and conditions of the Plan and this Agreement.

3.	Vesting and Exercisability. Subject to Sections 4 and 5, the Award shall vest and become exercisable as follows:

3.1
If you are then employed with Boise: one third (1/3) of the Award shall vest on March 15, 2013, one third (1/3) of the Award shall vest on March 17, 2014, and one third (1/3) of the Award shall vest on March 16, 2015.

3.2	If you terminate employment before March 16, 2015, any portion of the Award that is not vested at the time of your Termination of Employment will be treated as follows:

3.2.1	If your Termination of Employment is a result of your death or total and permanent disability, any unvested portion of the Award will vest as of the day after the date of termination.

3.2.2
If your Termination of Employment is a result of your retirement, a portion of the unvested portion of the Award will vest as of the day after the date of termination, calculated as the difference between (i) the number of shares determined by multiplying the total number of shares subject to this Award by a fraction which is the number of full months worked since the Award Date over 36 months, and (ii) the number of shares that have vested on or prior to the date of such termination.

For purposes of this Section 3.2.2, “retirement” means Termination of Employment at or after age 55 with at least 10 years of service with Boise, or Termination of Employment at or after age 65.

3.2.3
If your Termination of Employment is a direct result of (i) the sale or permanent closure of any facility or operating unit of Boise, or a bona fide curtailment, or a reduction in workforce, or (ii) a strategic transaction (e.g., a reorganization, sale, divestiture, or spin-off) involving an organizational unit larger than a single location, in either case other than a Change in Control and as determined by Boise in its sole discretion, and you execute a waiver/release in the form required by Boise, a portion of the unvested portion of the Award, calculated according to Section 3.2.2, will vest as of the date your signed waiver becomes irrevocable.

3.2.4
If (i) you have a written severance agreement between you and Boise Paper Holdings, L.L.C. (or its successor under the terms of that agreement) specifying certain benefits upon a “Qualifying Termination” (as that term is used in the severance agreement), and (ii) your Termination of Employment occurs during the term of that severance agreement, and (iii) your Termination of Employment is not covered under either Section 3.2.2 or 3.2.3 above, but it is a “Qualifying Termination” under that severance agreement, a portion of the unvested portion of the Award, calculated according to Section 3.2.2, will vest as of the day after the date of termination, or, if you are required to sign a waiver/release in order to receive benefits under the severance agreement, the date your signed waiver becomes irrevocable.

3.2.5	Upon your voluntary or involuntary Termination of Employment for any other reason, any unvested portion of the Award will be forfeited.

3.3	The Award, to the extent vested, must be exercised on or before the earliest of the following:

3.3.1	the tenth anniversary of the Award Date;

3.3.2	five years after the date of your retirement;

3.3.3	three years after your death or total and permanent disability;

3.3.4	one year after your termination pursuant to Section 3.2.3 or 3.2.4 above; or

3.3.5	three months after your termination for any other reason, subject to Section 5.

4.
Extension Due to Black-out Period. Notwithstanding the foregoing, if the Award may not be exercised due to a black-out period within the five business days prior to the normal expiration date of the Award, then the expiration date of the Award shall be extended for a period of 30 days following the end of the black-out period or such longer period as permitted by the Committee.

5.
Termination for Disciplinary Reason. The Award shall be canceled immediately (even if the Award had previously vested in whole or in part) if you are terminated for Disciplinary Reason or, if you retire or resign and Boise determines within six months after your termination of employment that your conduct prior to your retirement or resignation warranted termination for Disciplinary Reason. Additionally, in the event you retire or resign and Boise determines thereafter that your conduct prior to your retirement or resignation warranted termination for Disciplinary Reason after exercise, Boise shall have the right to repurchase from you at the Exercise Price the shares you acquired under this Agreement, or, if you no longer own such shares, to recover from you the gross profit you earned from the exercise and disposition of such shares. In addition, you shall be required to repay to Boise the amount of any dividend equivalent paid to you pursuant to Section 9, plus, if you no longer own the shares which constituted payment of the dividend equivalent, the gross profit you earned from the exercise and disposition of such shares.

6.
Change in Control. If a Change in Control occurs prior to March 16, 2015, this Award shall vest in full and be free of restrictions, except to the extent that a Replacement Award is provided to you, as described in Section 22 of the Plan.

7.	Exercise. You may exercise the Award upon notice and payment of the Exercise Price by any of the following methods, unless disallowed by law:

7.1	broker assisted (cashless) exercise;

7.2	Stock already owned by you;

7.3	cash; or

7.4	such other methods as may be approved from time to time by the Plan administrator.

8.
Proceeds. You will receive the proceeds of the exercise in Stock (whole shares only); provided that, to the extent you direct the Plan administrator to sell the Stock on your behalf upon exercise, you will receive the proceeds of the exercise in cash.

9.
Dividend Equivalents. You will be entitled to receive a dividend equivalent equal to any special (non-regular) dividend(s) declared during the period from the Award Date to March 16, 2015, subject to the terms of this Section 9. Dividend equivalents shall be awarded only with respect to the portion of the Option which is not vested as of the dividend record date. Dividend equivalents will vest and be paid to you in shares of Stock upon the vesting of the related portion of the Option pursuant to Section 3, subject to Subsection 9.1 below, or will be forfeited if the related portion of the Option is forfeited. Dividend equivalents, other than dividend equivalents awarded with respect to any portion of the Option vesting pursuant to Subsection 3.2.1, are subject to the following EBITDA performance goal:

9.1
EBITDA Performance Goal. On or before March 15, 2013, the Compensation Committee shall determine whether Boise achieved $100 million of EBITDA in the 2012 fiscal year. If so, the performance goal shall be met, and dividend equivalents for special dividends shall be awarded and shall vest and be paid based on the terms of this Agreement, provided that any dividend equivalents which would otherwise have vested and been paid prior to March 15, 2013, shall vest and be paid as soon as practical after March 15, 2013. If not, no further dividend equivalents shall be awarded with respect to the shares subject to the Option on or after March 15, 2013, and any dividend equivalents awarded prior to March 15, 2013 shall be forfeited on March 15, 2013. No dividend equivalents subject to this performance goal shall vest or be paid before March 15, 2013.

9.2
Definition of EBITDA. EBITDA means Boise's earnings before interest, taxes and non-cash items such as depreciation, depletion and amortization, adjusted for non-cash long-term compensation, calculated by Boise based on publicly-filed financial information.

9.3
Delay for “Specified Employees.” To the extent required to comply with Section 409A of the Internal Revenue Code and the regulations thereunder, if you are a “specified employee” (within the meaning of Internal Revenue Code Section 409A(a)(2)(B)), notwithstanding Section 9.1, you shall not receive any payment of dividend equivalents related to the portion of the Option vesting pursuant to Section 3.2 within six months after the date of your Termination of Employment, provided that if your Termination of Employment is due to death, this delay shall not apply. Amounts otherwise payable within six months after the date of your Termination of Employment shall be paid on the date that is six months and one day after the date of your Termination of Employment, or, if such date is not a business day, the next business day following such date. No interest shall accrue during the six month period.

10.
No Transfer. The Option awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting. Any attempt to transfer your rights in the Option prior to vesting will result in the immediate forfeiture of the Option.

11.
Tax Withholding. The number of shares of Stock to be paid to you may be reduced by that number of shares of Stock having a Fair Market Value equal to the required minimum federal and state withholding amounts triggered by the exercise of your Option, provided that you do not satisfy such withholding requirements in cash or through Stock already owned by you. To the extent a fractional share of Stock is needed to satisfy such tax withholding, the number of shares of Stock withheld will be rounded up to the next whole number.

12.	Fractional Shares. No fractional shares of Stock will be issued pursuant to this Agreement. Fractions will be rounded down to the nearest whole number of shares, except as provided in Section 11.

13.	Clawback. Notwithstanding the vesting terms above, this Award is subject to any compensation recovery (clawback) policy in effect at the time of vesting.
Boise Inc.
By: _____________________________________________
Name: Virginia Aulin
Title: Vice President, Human Resources and Corporate Affairs

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